Exhibit 5.1

Siana E. Lowrey
T: +1 415 693 2150
slowrey@cooley.com

March 1, 2017

Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Yelp Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 7,148,684 shares of the Company’s Common Stock, par value $0.000001 (the “Shares”), including (i) 5,560,088 shares of Common Stock issuable pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “2012 EIP”), and (ii) 1,588,596 shares of Common Stock issuable pursuant to the Company’s 2012 Employee Stock Purchase Plan, as amended (the “2012 ESPP” and together with the 2012 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Siana E. Lowrey
Siana E. Lowrey